FREE WRITING PROSPECTUS Dated September 5, 2019	Filed Pursuant to Rule 433 Registration No. 333-228265 Registration No. 333-228265-02

ALLY AUTO RECEIVABLES TRUST 2019-3

Issuing Entity

$830,220,000 Asset Backed Notes, Class A-2, Class A-3 and Class A-4

ALLY AUTO ASSETS LLC

Depositor

ALLY BANK

Sponsor

ALLY BANK

Servicer

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus dated September 5, 2019 which describes the Class A-2, Class A-3 and Class A-4 Notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the Class A-2, Class A-3 and Class A-4 Notes.

Ratings

We will not issue the notes offered by the prospectus unless the Class A-2, Class A-3 and Class A-4 Notes are rated in the highest rating category for long-term (Aaa (sf)/AAA (sf)) obligations by Moody’s Investors Service, Inc. (“Moody’s”) and S&P Global Ratings (“S&P”).

Other Fees and Expenses

The following table describes the compensation payable to Moody’s and S&P for providing an initial rating and five years of surveillance of the notes.

Moody’s Fee	$250,000
S&P Fee	$259,600

Barclays	BofA Merrill Lynch	RBC Capital Markets

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-888-603-5847.